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                                                              EXHIBIT NO. 99.10

                          INDEPENDENT AUDITORS' CONSENT



         We consent to the incorporation by reference in this Post-Effective Amendment No. 33 to Registration Statement No. 2-68918 of MFS Series Trust VII of our report dated January 8, 2003 appearing in the annual report to shareholders for the year ended November 30, 2002 for MFS Capital Opportunities Fund, a series of MFS Series Trust VII, and to the references to us under the headings "Financial Highlights" in the Prospectus and "Independent Auditors and Financial Statements" in the Statement of Additional Information, both of which are part of such Registration Statement.


DELOITTE & TOUCHE LLP

Deloitte & Touche LLP


Boston, Massachusetts
March 24, 2003